UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                             (Amendment No.   )*

                                   ONCOR, INC.
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)



                                   682311105
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 8 pages


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CUSIP No. 682311105                             Page 2 of 8 pages
------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Clover Capital Management, Inc.
      16-1263400
------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  *

                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      New York State
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                             0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                1,113,900
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                             0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                     1,113,900

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,113,900
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.3%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON *

      IA
------------------------------------------------------------------
                     SEE INSTRUCTION BEFORE FILLING OUT!
                           Page 2 of 8 pages

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

CUSIP No. 682311105                             Page 3 of 8 pages
------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Michael E. Jones
      ###-##-####
------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                       233,900
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                1,113,900
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                       233,900
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                     1,113,900

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,347,800
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON *

      IN
------------------------------------------------------------------
                 SEE INSTRUCTION BEFORE FILLING OUT!
                      Page 3 of 8 pages

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Item 1(a).     Name of Issuer
               ONCOR, INC.

Item 1(b).     Address of Issuer's Principal Executive Offices
               209 Perry Parkway
               Gaithersburg, Maryland 20877

Item 2.
     (a) The persons filing this Schedule are Clover Capital Management, Inc. ("Clover") and Michael E. Jones (collectively, the "Reporting Persons").

     (b)  Address of principal business office of the Reporting Persons:
               11 Tobey Village Office Park
               Pittsford, NY  14534

     (c)  Citizenship
          Clover is incorporated in the State of New York. Mr. Jones is a U.S. citizen.

     (d)  Title of Class of Securities
          Common Stock, $.01 par value

     (e)  CUSIP Number
          682311105


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  / /  Broker of Dealer registered under Section 15 of the Act

     (b)  / /  Bank as defined in section 3(a)(6) of the Act

     (c)  / /  Insurance Company as defined in section 3(a)(19) of the Act

     (d) / / Investment Company registered under section 8 of the Investment Company Act

     (e) /x/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see sec. 240.13d-1(b)(1)(ii)(F)

     (g) / / Parent Holding Company, in accordance with sec. 240.13d-1(b)(ii)(G)

     (h)  / /  Group, in accordance with sec. 240.13d-1(b)(1)(ii)(H)

                          Page 4 of 8 pages
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Item 4.   Ownership
          Amount Beneficially Owned
          -------------------------
          See item 9 on pages 2, 3, 4 and 5

     (b)  Percent of Class
          ----------------
          See item 11 on pages 2, 3, 4 and 5

     (c)  Number of shares as to which person has:

          (i)  sole power to vote or to direct the vote
               ----------------------------------------
               See item 5 on pages 2, 3, 4 and 5

          (ii) shared power to vote or to direct the vote
               ------------------------------------------
               See item 6 on pages 2, 3, 4 and 5

          (iii) sole power to dispose or to direct the disposition of
                -----------------------------------------------------
                See item 7 on pages 2, 3, 4 and 5

          (iv) shared power to dispose or to direct the disposition of
               -------------------------------------------------------
               See item 8 on pages 2, 3, 4 and 5

Item 5.   Ownership of Five Percent or Less of a Class
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

Item 6. Ownership of more than Five Percent on Behalf of Another Person The aggregate number and percentage of the subject securities beneficially owned by each of the Reporting Persons is as follows:

          NAME                     NO. OF SHARES     PERCENTAGE
          Clover                     1,113,900         4.2913
          Michael E. Jones             233,900         0.9011

          As investment adviser to the client accounts owning the subject securities, Clover shares the voting and dispositive power with the account owner of each account. As a director of Clover, Mr.
          Jones shares the dispositive powers with Clover. In addition, Mr. Jones holds sole voting and dispositive power with respect to the subject securities beneficially owned by him (other than indirectly through Clover).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          Not applicable

Item 8.   Identification and Classification of Members of the Group
          Not applicable

                          Page 5 of 8 pages
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Item 9.   Notice of Dissolution of Group
          Not applicable

Item 10.  Certification
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                          Page 6 of 8 pages
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   CLOVER CAPITAL MANAGEMENT, INC.



February 13, 1998                  By:  /s/ Michael E. Jones
                                        ---------------------------
                                        Michael E. Jones
                                        Managing Director





February 13, 1998                         /s/ Michael E. Jones
                                   --------------------------------
                                            Michael E. Jones